Exhibit 99.1


            Columbia Bancorp Reports 17th Consecutive Year
               of Increased Earnings with an 18.25% ROE

   THE DALLES, Ore.--(BUSINESS WIRE)--Jan. 28, 2004--Columbia Bancorp (Nasdaq:CBBO) the financial holding company for Columbia River Bank, today reported fourth quarter net income grew 29% to $2.9 million, or $0.32 per diluted share, compared to $2.3 million, or $0.25 per diluted share, in the corresponding quarter of 2002. For the full year 2003, net income increased 5% to $9.8 million, or $1.09 per diluted share, compared to $9.4 million, or $1.03 per diluted share for 2002.
   "We can look back on 2003 as another year of great performance, and I'm particularly excited about the results of this past quarter," said Roger Christensen, President and Chief Executive Officer. "Our return on equity ended the year at 18.25%, placing us in the top 15% of all publicly traded banks with assets between $500 million and $1 billion, according to SNL Datasource. The hard work and dedication of our management team and all of our employees have contributed significantly to these achievements."

   FINANCIAL HIGHLIGHTS

   --  4Q03 Return on Equity (ROE) of 20.21%, 2003 ROE of 18.25%

   --  4Q03 Return on Assets (ROA) of 1.94%, 2003 ROA of 1.71%

   --  4Q03 Net Interest Margin (NIM) of 5.85%, 2003 NIM of 6.06%

   --  4Q03 Efficiency Ratio of 53.31%, 2003 Efficiency Ratio of
        55.43%

   REVENUE AND NET INTEREST INCOME

   Revenue (net interest income plus non-interest income) for the fourth quarter grew 8% to $10.0 million, compared to $9.3 million in the like quarter a year ago. For the full year of 2003, revenue totaled $40.3 million, a 5% increase from $38.4 million in 2002.
   Net interest income before provision for loan losses remained relatively level at $7.9 million for the fourth quarter as compared to the previous quarter. For 2003, net interest income before provision for loan losses rose 5% to $31.4 million, compared to $29.8 million last year.
   "Our sights continue to be set on maintaining a high performing net interest margin as compared to our peer group," said Greg Spear, Chief Financial Officer. "The low interest rate environment will likely continue to compress our margins slightly in 2004, and we expect to generate a net interest margin, on a tax equivalent basis, in the range of 5.65% to 5.85%." The tax equivalent net interest margin for the fourth quarter was 5.85%, compared to 6.43% in the fourth quarter of 2002. For 2003, the net interest margin was 6.06%, compared to 6.41% in the same period of 2002.

   NON-INTEREST INCOME AND EXPENSE

   Non-interest income for the fourth quarter increased 44% to $2.1 million, compared to $1.5 million in the like quarter last year. Non-interest income for 2003 was $8.9 million, compared to $8.6 million for 2002. "While we have generated increased income from CRB Financial Services, bankcards and service charges due to more customers taking advantage of our diverse banking products, much of the increase in non-interest income is a result of applying mandatory accounting rules to the mortgage servicing asset (MSA)," said Spear. "In the fourth quarter of 2003, an independent fair valuation resulted in an increase to the MSA in the amount of $217,000 as a result of rising interest rates, which had the effect of slowing down the refinance activity and reducing the prepayment rates in the MSA. Compare this to the fourth quarter of 2002 when we reduced the MSA with a valuation charge in the amount of $833,000, which was largely attributable to lower interest rates having the effect of increasing prepayment rates in the MSA."
   For the fourth quarter ended December 31, 2003, non-interest expense was $5.4 million, an improvement from the third quarter ended September 30, 2003, of $5.7 million, and the fourth quarter a year ago, when non-interest expense was also $5.7 million. For the full year, non-interest expense was $22.4 million, compared to $22.0 million for 2002.
   "We are continually exploring ways to maintain our high level of customer service and streamline expenses. This, combined with lower commissions related to the slowdown in mortgage banking and a reduction in overall incentive compensation, has enabled us to keep our efficiency ratio under 54% for the quarter," said Jim McCall, Chief Operating Officer. "Going forward, we expect the efficiency ratio to remain in the low fifties." For the fourth quarter, the efficiency ratio was 53.31%, a 745 basis point improvement compared to 60.76% for the like quarter last year. For the full year, the efficiency ratio was 55.43%, a 189 basis point improvement compared to 57.32% in 2002. The efficiency ratio is calculated by dividing the overhead expense by operating revenue. A lower ratio indicates that fewer dollars from revenue are being spent on overhead expenses. Hence, the organization is operating more efficiently.

   ASSETS AND SHAREHOLDERS' EQUITY

   Total assets grew 7% to $584.1 million at December 31, 2003, compared to $544.3 million a year earlier. Shareholders' equity increased 15% to $57.8 million at year end, compared to $50.2 million at December 31, 2002. Book value per share of common stock at December 31, 2003, retroactively adjusted for our 10% stock dividend, was $6.61, compared to $5.80 at December 31, 2002. Tangible book value per share, also retroactively adjusted for our stock dividend, at December 31, 2003, was $5.34, compared to $4.42 at December 31, 2002.
   In December 2003, Columbia announced a cash dividend of 13% to $0.09 per share. The dividend will be paid January 30, 2004, to shareholders of record January 15, 2004. "Increasing the cash dividend benefits shareholders and conveys confidence in our business model and belief in the long-term value of Columbia Bancorp," said Christensen.

   LOANS AND DEPOSITS

   The loan portfolio, net of loans held for sale, grew 7% to $472.4 million at December 31, 2003, compared to $440.3 million at December 31, 2002. During 2003, commercial loans grew to 18% of the total loan portfolio from 16% at December 31, 2002. The real estate loan sector, as a percentage of total loans, grew to represent 44% from 41% a year ago. "The commercial and real estate loan sectors continue to provide our bank with solid growth opportunities," stated Shane Correa, Regional President. "We have experienced loan growth in a period when normally there has been little or no loan growth. Loan growth in the fourth quarter is primarily attributable to our markets in Pendleton, Canby and Kennewick."
   Deposits increased 9% to $496.4 million at December 31, 2003, compared to $455.8 million at December 31, 2002. "The overall deposit increase in 2003 is primarily attributable to growth in our interest-bearing business accounts and non-interest bearing deposits," said Craig Ortega, Head of Community Banking. "Deposits declined slightly during the fourth quarter, primarily as a result of agricultural and commercial borrowers planning tax strategies for year end and our decision to carefully manage interest rates in order to reduce excess liquidity and maintain a high performing net interest margin."

   LOAN QUALITY

   "Excluding one large loss on the Central Oregon credit from the second quarter, charge-offs for 2003 would have totaled approximately $1 million, which is equivalent to about 0.21% of gross loans," said Britt Thomas, Chief Credit Officer. "Based on our analysis, we believe our current level of reserves, at 1.40% of gross loans, is adequate for our current risk profile. Looking forward, we will continue to reserve in accordance to risk, growth and other factors."
   Non-performing assets at the end of December totaled $3.3 million or 0.57% of total assets, compared to $772,000, or 0.14% at December 31, 2002. In the third quarter of 2003, Columbia disclosed it had moved a large Central Oregon loan totaling $2.8 million into non-performing status and then charged off approximately $1.5 million of that loan, leaving $1.3M covered by the real property collateral. Much of the increase in non-performing assets is due to the balance of that loan. The loan loss allowance was $6.6 million or 1.40% of gross loans, including loans held for sale, at December 31, 2003, compared to $6.4 million or 1.46% of gross loans at December 31, 2002.

   LOOKING FORWARD

   "In 2004, we are building on our strong foundation and expect to produce double-digit asset growth, while focusing on overall loan quality. We also anticipate generating a return on equity of 18% or greater. We will be opening two new Central Oregon branches in 2004, one in South Redmond and the other in downtown Bend -- both vibrant communities with significant development and population growth -- which, should begin adding to loan and deposit volume immediately after opening, and should contribute to earnings within 12 to 18 months," concluded Christensen.

   EARNINGS TELECONFERENCE AND WEBCAST

   Columbia will conduct a Teleconference and Webcast on Wednesday, January 28, 2004, at 12:00 noon Pacific Time (3:00 p.m. Eastern Time) when management, led by Roger Christensen, will discuss 2003's fourth quarter and full year results. To participate in the call dial 1-888-339-2688, and use conference ID 36530142. The live Webcast can be heard by going to Columbia Bancorp's Web Site, www.columbiabancorp.com, and clicking on Presentations/Webcast under the Investor Relations section.
   The call replay will be available starting two hours after the completion of the live call, until January 31, 2004. To listen to the replay dial 1-888-286-8010 and use access code 67243393. In addition, the Webcast will be archived on Columbia Bancorp's Website.

   ABOUT COLUMBIA BANCORP

   Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 18 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale, White Salmon and Kennewick, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Team and brokerage services through its affiliation with CRB Financial Services Team.

   FORWARD LOOKING STATEMENTS

   Forward-looking statements about the financial condition, results of operations, plans and business of Columbia are subject to various risks and uncertainties that could cause actual results to differ materially from those set forth in this release. These include, without limitation, changes in the overall economic condition and interest rate markets that would impact our interest rate margins and our operating expenses; our ability accurately to assess the value of intangible assets and to monitor loan quality and loan loss reserve adequacy; the impact of competition on revenues and margins and on our expansion strategy, Columbia's ability to open and generate growth from new branches, achieve resolution on non-performing assets, and other risks and uncertainties, including statements relating to the year 2003 and 2004, some of which are described from time to time in our public announcements and filings with the Securities and Exchange Commission ("SEC"). Some forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Forward-looking statements offered in this release are accurate only as of the date released, and we do not intend to update these forward-looking statements to reflect subsequent events or circumstances.


FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share data and ratios)

                                 Three Months Ended   Twelve Months
                                                           Ended
                                     December 31,       December 31,
                                 ------------------- -----------------
INCOME STATEMENT                     2003      2002     2003     2002
--------------------------------- --------  --------  -------  -------
Interest income                  $  9,514  $  9,749  $38,230  $37,616
Interest expense                    1,582     1,873    6,831    7,781
                                  --------  --------  -------  -------
Net interest income                 7,932     7,876   31,399   29,835
Provision for loan losses             175       100    2,575    1,800
                                  --------  --------  -------  -------
Net interest income
 after provision for loan
 losses                             7,757     7,776   28,824   28,035
Non-interest income                 2,110     1,461    8,924    8,551
Non-interest expense                5,353     5,669   22,350   21,981
                                  --------  --------  -------  -------
Income before provision for
 income tax                         4,514     3,568   15,398   14,605
Provision for income taxes          1,600     1,314    5,564    5,224
                                  --------  --------  -------  -------
Net income                       $  2,914  $  2,254  $ 9,834  $ 9,381
                                  ========  ========  =======  =======
Earnings per common share (1)
  Basic                          $   0.33  $   0.25  $  1.13  $  1.05
  Diluted                            0.32      0.25     1.09     1.03
Cumulative dividend per common
 share (1)                           0.09      0.07     0.32     0.29
Weighted average shares
 outstanding (1)
  Basic                             8,740     8,867    8,717    8,901
  Diluted                           9,019     9,072    8,994    9,133
Actual shares outstanding (1)       8,751     8,648    8,751    8,649


BALANCE SHEET                    December  December
                                 31, 2003  31, 2002
------------------------------------------ ---------
Total assets                     $584,136  $544,326
Securities                         31,682    36,048
Loans held for sale                 2,792     8,770
Gross loans, excluding loans held
 for sale (2)                     469,620   431,579
Total gross loans (2)             472,412   440,349
Goodwill (3)                        7,389     7,389
Deposits                          496,358   455,835
Borrowings (4)                     25,983    31,135
Equity                             57,804    50,190

Book value per common share (1)  $   6.61  $   5.80
Tangible book value per common
 share (1)(5)                    $   5.34  $   4.42

(1) Prior periods have been adjusted to reflect the 10% stock dividend, effective May 1, 2003.
(2) Excludes allowance for loan losses and unearned loan fees.
(3) From the purchase of Valley Community Bancorp in 1998.
(4) Beginning December 2002, this amount includes trust preferred securities of $4 million.
(5) Total common equity, less goodwill and other intangible assets; divided by actual shares outstanding.


ADDITIONAL FINANCIAL INFORMATION
(Unaudited)
(In thousands, except per share data and ratios)

NON-PERFORMING ASSETS           December  December
                                31, 2003  31, 2002
------------------------------ --------- ---------
Delinquent loans on non-
 accrual status                $  3,292  $    742
Delinquent loans on accrual
 status                               -         5
Restructured loans                   10        25
                                --------  --------
Total non-performing loans        3,302       772
Other real estate owned              42         -
                                --------  --------
Total non-performing assets    $  3,344  $    772
                                ========  ========

Total non-performing assets /
 total assets                      0.57%     0.14%


                                  Quarter Ended       Year to Date
                               ------------------- -------------------
CHANGE IN THE ALLOWANCE FOR     December  December  December  December
LOAN LOSSES                     31, 2003  31, 2002  31, 2003  31, 2002
------------------------------ --------- --------- --------- ---------
Balance at beginning of period $  6,604  $  6,427  $  6,417  $  5,312
Provision for loan losses           175       100     2,575     1,800
Recoveries                           58        14       154       191
Charge offs                        (225)     (124)   (2,534)     (886)
                                --------  --------  --------  --------
Balance at end of period       $  6,612  $  6,417  $  6,612  $  6,417
                                ========  ========  ========  ========

Loan loss allowance / gross loans and
 loans held for sale                                   1.40%     1.46%
Non-performing loans / loan
 loss allowance                                       49.94%    12.04%


                                  Quarter Ended       Year to Date
                               ------------------- -------------------
OPERATING PERFORMANCE           December  December  December  December
                                31, 2003  31, 2002  31, 2003  31, 2002
------------------------------ --------- --------- --------- ---------
Average interest-earning
 assets                        $543,727  $496,498  $523,939  $472,867
Average gross loans & loans
 held for sale                  463,729   437,996   457,348   419,608
Average assets                  595,282   546,829   573,934   521,537
Average interest-bearing
 liabilities                    383,289   363,014   377,613   353,430
Average interest-bearing
 deposits                       355,489   331,734   348,401   318,087
Average deposits                506,421   459,290   487,332   432,739
Average liabilities             538,080   496,235   520,036   471,631
Average equity                   57,202    50,594    53,898    49,905


                                  Quarter Ended       Year to Date
                               ------------------- -------------------
RATIOS                          December  December  December  December
                                31, 2003  31, 2002  31, 2003  31, 2002
------------------------------ --------- --------- --------- ---------
Interest rate yield on
 interest-earning assets, tax
 equivalent                        7.01%     7.94%     7.37%     8.04%
Interest rate expense on
 interest-bearing liabilities      1.64%     2.05%     1.81%     2.19%
Interest rate spread               5.37%     5.88%     5.56%     5.85%
Net interest margin, tax
 equivalent                        5.85%     6.43%     6.06%     6.41%
Efficiency ratio (1)              53.31%    60.76%    55.43%    57.32%
Return on average assets           1.94%     1.65%     1.71%     1.80%
Return on average equity          20.21%    17.82%    18.25%    18.80%
Average equity / average
 assets                            9.61%     9.25%     9.39%     9.57%

(1) Non-interest expense divided by net interest income and non-interest income.


FINANCIAL INFORMATION UPDATE
(Unaudited)
                           Quarter Ended            Year to Date
                     ------------------------- -----------------------
INCOME STATEMENT     December 31, December 31,  December    December
 ITEMS                   2003         2002       31, 2003    31, 2002
--------------------------------- ------------ ----------- -----------
Service charges on
 deposits              1,119,820    1,030,196   4,307,633   4,089,240
Credit card discounts
 & fees                  118,543      102,330     436,953     419,762
Financial services       146,660      100,948     579,388     559,968
Mortgage servicing,
 net                     268,746     (308,290)    269,301    (418,595)
Gain on sale of
 mortgage loans         (210,086)    (374,736)   (429,115)   (366,767)
Mortgage loan
 origination income      402,812      654,498   2,337,879   2,513,005
Gain/loss from
 "called" bond               100         (299)      4,984       2,415
Gain/loss from sale
 of securities                 -            -     457,265     294,133
Other income             263,597      256,130     959,489   1,457,986
                     ------------ ------------ ----------- -----------
Total non-interest
 income                2,110,192    1,460,777   8,923,777   8,551,147
                     ------------ ------------ ----------- -----------

Compensation &
 benefits              2,915,333    3,238,044  13,055,841  13,059,537
Occupancy                550,522      557,481   2,247,309   2,051,679
Data processing           92,815       95,414     352,743     370,889
Other expenses         1,794,318    1,775,936   6,694,258   6,498,885
                     ------------ ------------ ----------- -----------
Total non-interest
 expense               5,352,988    5,666,875  22,350,151  21,980,990
                     ------------ ------------ ----------- -----------


BALANCE SHEET ITEMS    December 31, December 31,
                           2003         2002
--------------------  ------------- ------------
Commercial loans        86,163,437   69,881,954
Agricultural loans      64,058,572   61,770,202
Real estate loans      206,754,240  181,448,664
Real estate loans -
 construction           87,426,996   91,035,925
Loans held for sale      2,792,384    8,769,777
Consumer loans          18,241,447   20,936,603
Other loans              6,975,262    6,505,855
                       ------------ ------------
Total loans,
 gross (1)             472,412,338  440,348,980
                       ------------ ------------


                              Year Ended
                       -------------------------
MORTGAGE SERVICING     December 31, December 31,
                           2003         2002
--------------------  ------------- ------------
Mortgage servicing
 asset, net              3,691,449    4,614,391
Mortgage loans
 serviced ($)          444,649,255  488,504,982
Mortgage loans
 serviced number
 (quantity)                  3,756        4,092
Mortgage loans
 produced (quantity)         1,713          847
Mortgage servicing
 asset multiple               0.83%        0.94%


                              Quarter Ended
                        -------------------------
MORTGAGE SERVICING      December 31, December 31,
                            2003         2002
---------------------   ------------ ------------
Mortgage loans
 produced (quantity)         195          558



MORTGAGE SERVICING
ASSET RECONCILIATION
                      2003   Q4 2003     Q3 2003   Q2 2003    Q1 2003
----------------------------------------------------------------------
Mortgage servicing
 asset (MSA),
 beginning       4,614,391 3,709,390   3,732,007 4,249,566  4,614,391
Add servicing
 retained
 premiums        1,935,108   182,910     565,753   625,354    561,091
Deduct MSA
 amortization   (2,000,050) (417,851)   (588,370) (567,913)  (425,916)
Deduct MSA
 valuation
 adjustments      (858,000)  217,000           -  (575,000)  (500,000)
               -------------------------------------------------------
Mortgage
 servicing
 asset, ending   3,691,449 3,691,449   3,709,390 3,732,007  4,249,566
               -------------------------------------------------------

MORTGAGE SERVICING
ASSET RECONCILIATION
CON'T                2002        2001        2000      1999       1998
----------------------------------------------------------------------
Mortgage
 servicing
 asset (MSA),
 beginning       6,196,801   2,759,687   1,482,374   646,546        -
Add servicing
 retained
 premiums        2,227,511   4,750,197   1,437,145   932,724  664,665
Deduct MSA
 amortization   (1,028,810)   (395,354)   (159,832)  (96,896) (18,119)
Deduct MSA
 valuation
 adjustments    (2,781,111)   (917,729)        -         -          -
               -------------------------------------------------------
Mortgage
servicing asset,
ending           4,614,391   6,196,801   2,759,687 1,482,374  646,546
               -------------------------------------------------------


(1) Excludes allowance for loan losses and unearned loan fees.

    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541/298-6633
             rchristensen@columbiabancorp.com
             or
             Greg B. Spear, 541/298-6612
             gspear@columbiabancorp.com